IDEX Corporation 3100 Sanders Road Suite 301 Northbrook, IL 60062 United States www.idexcorp.com Personal and Confidential May 20, 2025 Dear Akhil, We are pleased to recognize your promotion to the executive leadership team as Vice President Corporate Development, effective May 26, 2025, for IDEX Corporation (IDEX or the Company), based in Northbrook, IL, and reporting directly to me. The following terms apply to this offer: • Your annual base salary will be Four Hundred Twenty-Five Thousand Dollars and Zero Cents ($425,000.00), payable on a biweekly basis. You will be eligible for a review of your salary with consideration for an increase in March 2026. While we hope that you have a long and mutually beneficial relationship, your employment is considered "at will" and will not be for any fixed term or definite period and may be terminated by you or IDEX at any time. • As of the effective date of this appointment, you will remain eligible for participation in our Management Incentive Compensation Plan (MICP), as established each fiscal year, which provides annual incentive earnings opportunity based on Company and personal performance. Your new MICP target level of incentive compensation will be fifty-five percent (55%) of your annual base pay. Your 2025 MICP will be pro-rated based on time in your former role and pay structure and your time in this new role and pay structure. The actual pay-out under the plan could be more or less than the target level and will depend on IDEX’s performance and your performance. You must remain continuously employed through the bonus payment date and meet all other Plan terms to be eligible to receive an annual bonus payment for a particular fiscal year. • You will be eligible to receive a Company car allowance of One Thousand Five Hundred Dollars and Zero Cents ($1,500.00) per month, paid on a bi-weekly basis. • You will remain eligible for the full range of benefits, including: the IDEX 401(k) Savings Plan, medical and dental coverage, short-term and voluntary long-term disability coverage, and life insurance. • You will be eligible to participate in the Executive Medical Physical Program. IDEX has partnered with the Center for Partnership Medicine at Northwestern Memorial Hospital to provide you with the opportunity to have a full medical examination on an annual basis. The cost of the examination will be paid by IDEX. EX-10.33

IDEX Corporation 3100 Sanders Road Suite 301 Northbrook, IL 60062 United States www.idexcorp.com • You will be eligible to enroll in the Executive Long-Term Disability program, which provides additional income in the case of total and permanent disability. This program provides additional benefits above the voluntary Group LTD plan that is in place for employees and is fully paid by IDEX. • Based upon your position, you remain eligible to participate in the IDEX Corporation Supplemental Executive Retirement and Deferred Compensation Plan. The purpose of the plan is to provide non- qualified retirement compensation benefits above IRS limits and to provide participants with the ability to defer other amounts of compensation. You will also be eligible for the Supplemental Retirement Contribution portion of the SERP. • Subject to approval from our Board of Directors and in accordance with and subject to the terms of the IAP, you will be eligible for equity grants under the IDEX Incentive Award Plan (IAP) at our annual grant as established each fiscal year. The annual grant value for your position beginning in 2026 is currently targeted at Four Hundred Thousand Dollars ($400,000). Your actual award in any year is dependent upon current program design and your performance. This plan is designed to provide an incentive and reward to key employees who are in a position to make substantial contributions to the success of IDEX. In all circumstances, the terms of the above-referenced plan documents govern eligibility and payment or benefit under the respective plans. • If, in the future, your employment with IDEX is terminated without cause ("cause" defined as willful misconduct or fraudulent behavior), IDEX will pay you twelve (12) months base salary at the then current monthly base rate plus your targeted annual incentive bonus in exchange for you signing, and not revoking, an IDEX-standard Severance & General Release Agreement. These payments are subject to tax withholdings and deductions. Such benefit will not be applicable in the event of your voluntary termination.

IDEX Corporation 3100 Sanders Road Suite 301 Northbrook, IL 60062 United States www.idexcorp.com Please indicate your acceptance of this offer by signing on the line provided below and return a signed copy to me. Akhil, we have discussed the importance of this role to IDEX. We are confident that your leadership skills and experience can make a significant contribution to the continued success of IDEX, and that this position will be a positive professional step for you. Sincerely, Eric D. Ashleman Chief Executive Officer and President ************************************************************************************************************************ Acceptance of Employment Offer Date Akhil Mahendra May 20, 2025